As filed with the Securities and Exchange Commission on June 6, 2012.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	72-0693290 (I.R.S. Employer Identification No.)

1333 South Clearview Parkway Jefferson, Louisiana (Address of Principal Executive Offices)	70121 (Zip Code)

Stewart Enterprises, Inc. Amended and Restated 2010 Stock Incentive Plan

(Full title of the plan)

Lewis J. Derbes, Jr.

Senior Vice President, Chief Financial Officer and Treasurer

Stewart Enterprises, Inc.

1333 South Clearview Parkway

Jefferson, Louisiana 70121

(504) 729-1400

(Name, address, and telephone number,

including area code, of agent for service)

Copy to:

Dionne M. Rousseau

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

8555 United Plaza Boulevard, Suite 500

Baton Rouge, Louisiana 70809

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock (no par value per share)	4,000,000 shares(2)	$6.05(3)	$24,200,000(3)	$2,774

(1)

Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Class A Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2)

Represents the number of additional shares of the Class A Common Stock reserved for issuance pursuant to the Amended and Restated 2010 Stock Incentive Plan (the “Plan”). 5,000,000 shares issuable pursuant to the Plan were previously registered on Registration Statement 333-167400.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of our Class A Common Stock on the Nasdaq Global Select Market on June 1, 2012.

INCORPORATION BY REFERENCE

On June 9, 2010, Stewart Enterprises, Inc., a Louisiana corporation (the “Company”) registered 5,000,000 shares of its Class A Common Stock, no par value per share, to be offered and sold to participants under the Stewart Enterprises, Inc. 2010 Stock Incentive Plan, as amended from time to time (the “Plan”) pursuant to the Registration Statement on Form S-8 (File No. 333-167400). The Plan was amended by the Company’s shareholders on April 19, 2012, to increase the number of shares available for issuance under the Plan by 4,000,000 shares of Class A Common Stock. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 (Registration of Additional Securities) to register such additional 4,000,000 shares of Class A Common Stock which may be offered or sold to participants under the Plan.

The contents of the Registration Statement on Form S-8 (File No. 333-167400) with respect to 5,000,000 shares of Class A Common Stock are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

23.1	Consent of PricewaterhouseCoopers L.L.P.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. (included in Exhibit 5).

24	Powers of Attorney (included in the signature pages of this Registration Statement).

99	Stewart Enterprises, Inc. Amended and Restated 2010 Stock Incentive Plan (incorporated by reference from Form 8-K filed on April 23, 2012).

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jefferson, State of Louisiana, on June 6, 2012.

STEWART ENTERPRISES, INC.

By:	/s/ THOMAS M. KITCHEN
Thomas M. Kitchen President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Thomas M. Kitchen and Lewis J. Derbes, Jr., or either one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 6, 2012.

Signature	Title

/s/ Frank B. Stewart, Jr. Frank B. Stewart, Jr.	Chairman of the Board

/s/ Thomas M. Kitchen Thomas M. Kitchen	President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Lewis J. Derbes, Jr. Lewis J. Derbes, Jr.	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Angela M. Lacour Angela M. Lacour	Senior Vice President of Finance and Chief Accounting Officer (Principal Accounting Officer)

S-1

John B. Elstrott, Jr.	Director

/s/ Alden J. McDonald, Jr. Alden J. McDonald, Jr.	Director

/s/ Ronald H. Patron Ronald H. Patron	Director

/s/ Ashton J. Ryan, Jr. Ashton J. Ryan, Jr.	Director

/s/ John K. Saer, Jr. John K. Saer, Jr.	Director

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

23.1	Consent of Consent of PricewaterhouseCoopers L.L.P.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. (included in Exhibit 5).

24	Powers of Attorney (included in the signature pages of this Registration Statement).

99	Stewart Enterprises, Inc. Amended and Restated 2010 Stock Incentive Plan (incorporated by reference from Form 8-K filed on April 23, 2012).